Exhibit 10.2
July 25, 2016
Joseph Talamo
27 Brushy Ridge Road
New Canaan, CT 06849

Dear Joe:
This letter agreement will serve as an amendment to your promotion letter dated October 6, 2015 and amended June 30, 2016.
1.If the Company terminates your employment without Cause (other than by reason of your death or Disability) or you terminate your employment for Good Reason during the period commencing on the effective date of a Change in Control and ending on the second anniversary of the effective date of a Change in Control, the Company will (a) continue to pay your current base salary for a period beginning on the date the termination becomes effective (the “Termination Date”) and ending on the twelve (12) month anniversary of the Termination Date, commencing on the next payroll period following the Termination Date; (b) pay you a lump amount equal to 100% of your then annual target bonus on the next payroll period following the Termination Date; and (c) provided you then participant in the Company’s medical and/or dental plans and you timely elect to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), pay monthly, on your behalf, the amount of the monthly premium for such coverage. If and to the extent that the Company may not pay the premiums due to continue your coverage under COBRA without incurring tax penalties or violating any requirement of law, the Company shall use its commercially reasonable best efforts to provide you substantially similar assistance in an alternative manner, provided that the cost of doing so does not exceed the cost that the Company would have incurred had the Company been able to pay the COBRA premiums on your behalf.

2.The following terms have the following meanings in this agreement:
a.“Cause” means that, as determined by the Company’s Board of Directors, you have: (i) committed gross negligence in connection with your duties or otherwise with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (ii) committed fraud in connection with your duties or otherwise with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (iii) engaged in personal dishonesty, willful misconduct, willful violation of any law, or breach of fiduciary duty, in each instance, with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (iv) been indicted for, or has been found by a court of competent jurisdiction to have committed or pled guilty to, (A) a felony (or state law equivalent) or (B) any other serious crime involving moral turpitude or that has (or is reasonably likely to have) a material adverse effect either on (x) your ability to perform your duties for the Company or (y) the reputation and goodwill of the Company, regardless of whether or not such other crime is related or unrelated to the business of the Company, its subsidiaries or other affiliates; (v) shown chronic use of alcohol, drugs or other similar substances that materially affects your work performance; (vi) breached your obligations under any written agreement between you and the Company related to confidentiality, non-competition, non-solicitation or the assignment of intellectual property; (vii) failed to materially perform your duties or to follow the lawful directives of the Board of Directors; provided, that, if such failure described in this clause (vii) is susceptible to cure (as determined in the reasonable discretion of the Board of Directors), you shall have thirty (30) days after notice from the Board of Directors to cure such failure; or (viii) materially violated the Company's written code of conduct or other written or established policies and/or procedures in place from time to time; provided, that, if such violation described in this clause (viii) ) is susceptible to cure (as determined in the reasonable discretion of the Board of Directors), you shall have thirty (30) days after notice from the Board of Directors to cure such violation. Any notice to you under this Section 2(a) shall be in writing and shall specify in reasonable detail your acts or omissions that the Company alleges constitute “Cause.”
b.“Change in Control” means a transaction or a series of related transactions in which: (i) all or substantially all of the assets of the Company are transferred to any “person” or “group” (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act); (ii) any person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s outstanding equity representing more than 30% of the total voting power of the Company’s then-outstanding equity; (iii) the Company undergoes a merger, reorganization or other consolidation in which the holders of the outstanding equity of the Company immediately prior to such merger, reorganization or consolidation own less than 50% of the surviving entity’s voting power immediately after the transaction; or (iv) the date a majority of the members of the Company’s incumbent Board of Directors is replaced during any twelve month period by members whose appointment or election is not endorsed by a majority to the Company’s incumbent Board of Directors before the date of the appointment or election, provided further that the Change in Control meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), or “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii). For purposes of (z), the incumbent Directors of the Board of Directors includes the members of the Board of Directors as of the date of this Agreement and any additional or replacement Director appointed or elected who is endorsed by a majority of the Company’s incumbent Board of Directors.”
c.“Disability” means that you have been unable to perform your duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days or one hundred twenty (120) calendar days (whether or not consecutive) during any 365-day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers you.
d.“Good Reason” means (i) a material reduction in your base salary; (ii) your position, duties, responsibilities, or authority have been materially reduced or you have been repeatedly assigned duties that are materially inconsistent with your duties, in each case, without your consent; or (iii) the requirement that you relocate your primary place of employment more than 50 miles from your current place of employment (unless such location is closer to your primary residence). “Good Reason” shall not be deemed to exist, however, unless (x) you shall have given written notice to the Company specifying in reasonable detail the Company's acts or omissions that you allege constitute “Good Reason” within sixty (60) days after the first occurrence of such circumstances and the Company shall have failed to cure any such act or omission within sixty (60) days of receipt of such written notice, and (y) you actually terminate your employment within one hundred eighty (180) days following the initial occurrence of the condition you consider to be “Good Reason.” If you fail to provide this notice and cure period prior to your resignation, or resign more than one hundred eighty (180) days after the initial existence of the condition, your resignation will not be deemed to be for “Good Reason.”

3.Section 409A. Any termination of your employment triggering the payments and benefits set forth under Section 1 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Internal Revenue Code (the “Code”) and Treasury Regulation §1.409A-1(h) before distribution of the payments and benefits can commence. All payments and benefits due under this letter agreement will be paid from the Company’s general assets and no separate fund has been or will be established to secure payment. All amounts otherwise payable to you remain available to and subject to the claims of the Company’s creditors until actually paid to you. This letter agreement and the terms of this severance arrangement are intended to be exempt from the coverage of Section 409A as an involuntary separation pay plan. If any provision of this letter agreement is ambiguous, but a reasonable interpretation of the provision would result in the payments or benefits payable to you being exempt from Section 409A, the Company intends that interpretation to govern those payments and benefits.

4.Miscellaneous. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing and signed by you and an authorized officer of the Company. No waiver by either you or the Company at any time of any breach by the other party of, or compliance with, any condition or provision of this letter agreement to be performed by that party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this letter agreement. This letter supersedes all prior written or oral promises concerning the payment of severance following the termination of your employment. All descriptive headings in this letter agreement are inserted for convenience only and are disregarded in construing or applying any provision of this letter agreement. The laws of the State of New York shall govern the validity, interpretation, construction and performance of this letter agreement, without reference to New York’s conflict of law rules.

Except as modified by this letter agreement, all other terms of your employment remain the same. If you are in agreement with the terms of this letter agreement, please countersign the letter below and return it to me.
Caladrius Biosciences, Inc.

By: /s/ David J. Mazzo, PhD
Name: David J. Mazzo, PhD
Title: Chief Executive Officer

Accepted and agreed
as of the date of this letter agreement:

/s/ Joseph Talamo
Joseph Talamo